Exhibit 23.7

eHi Car Services Limited

Unit 12/F, Building No. 5, Guosheng Center

388 Daduhe Road, Shanghai, 200062

People’s Republic of China

November 3, 2014

Ladies and Gentlemen:

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of eHi Car Services Limited (the “Company”), and any amendments thereto, which indicate that I have accepted my appointment as a director of the Company. I further agree that my appointment will become effective upon the declaration of effectiveness of the Company’s Registration Statement by the United States Securities and Exchange Commission.

Sincerely yours,

/s/ David Jian Sun

Name: David Jian Sun